Exhibit 4.2

EXECUTION VERSION

SL GREEN OPERATING PARTNERSHIP, L.P.

as Issuer

SL GREEN REALTY CORP.

RECKSON OPERATING PARTNERSHIP, L.P.

as Guarantors

THE BANK OF NEW YORK MELLON,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 7, 2018

to Indenture Dated as of October 5, 2017

$350,000,000 Floating Rate Notes due 2021

i

Section 8.4	Release of Guarantors	18

ARTICLE IX MISCELLANEOUS		19

Section 9.1	The Trustee	19

Annex A: Form of Global Note

ii

SECOND SUPPLEMENTAL INDENTURE, dated as of August 7, 2018 (this “Second Supplemental Indenture”), among SL GREEN OPERATING PARTNERSHIP, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (hereinafter called the “Issuer”), SL GREEN REALTY CORP., a corporation duly organized and existing under the laws of the State of Maryland (hereinafter called “SL Green”), and RECKSON OPERATING PARTNERSHIP, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (hereinafter called the “Operating Partnership,” and together with SL Green, each a “Guarantor” and together the “Guarantors”) each having its principal executive office located at 420 Lexington Avenue, New York, NY 10170, and The Bank of New York Mellon (hereinafter called the “Trustee”), having its Corporate Trust Office located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, supplementing the Base Indenture, dated as of October 5, 2017, between the Issuer and the Trustee (the “Base Indenture”).

RECITALS

WHEREAS, the Base Indenture provides for the issuance of unsecured debentures, notes, bonds or other evidences of indebtedness (the “Securities” as defined in the Base Indenture) in an unlimited aggregate principal amount to be issued from time to time in one or more series;

WHEREAS, Section 14.01(r) of the Base Indenture provides that the Issuer and the Trustee may at any time and from time to time enter into one or more indentures supplemental thereto, to establish the form and terms of Securities of any series as permitted by Section 3.01 thereof;

WHEREAS, Section 3.01(m) of the Base Indenture provides that the guarantors and the terms of the guarantees shall be set forth in one of more indentures supplemental thereto, prior to the issuance of Securities of any series;

WHEREAS, for lawful partnership purposes, the Issuer duly authorized the issuance of Floating Rate Notes due 2021 (the “Notes”), in an aggregate principal amount of $350,000,000, which will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors (each a “Guarantee,” and collectively, the “Guarantees”);

WHEREAS, the Issuer and Guarantors propose by this Second Supplemental Indenture to supplement and amend in certain respects the Base Indenture insofar as it will apply only to the Notes and Guarantees (and not to any other series of Securities) to provide for the form, terms and other provisions of the Notes and Guarantees as a separate series of Securities to be issued under the Indenture; and

WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Issuer and Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

That, in consideration of the premises and the purchase of the Notes by the Holders thereof for the equal and proportionate benefit of all of the present and future Holders of the Notes, each party agrees and covenants as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions of Terms.

All capitalized terms contained in this Second Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Base Indenture.  In the event of any inconsistency between the Base Indenture and this Second Supplemental Indenture, this Second Supplemental Indenture shall govern.

Section 1.01 of the Base Indenture is amended to add or replace, as the case may be, the following definitions in correct alphabetical order:

“Additional Notes” has the meaning specified in Section 2.3.

“Adjustments” has the meaning specified in this Section 1.1.

“Alternative Rate” has the meaning specified in this Section 1.1.

“Annual Service Charge” as of any date means the amount which is expensed in any 12-month period for interest on Indebtedness.

“BBAM” refers to the display appearing on Bloomberg L.P. (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

“Bankruptcy Law” means Title 11, United States Code, or any similar federal, state or non-U.S. law for the relief of debtors.

“Base Indenture” has the meaning set forth in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or obligated by law or regulation to close.

“Calculation Agent” has the meaning specified in Section 2.10.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Issuer and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Indebtedness of the Issuer and its Subsidiaries, (b) provision for taxes of the Issuer and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges, and (g) provisions for or realized losses on properties and (ii) less amounts which have been included for gains on properties.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Daily Interest Amount” has the meaning specified in Section 2.8(b).

“Event of Default” has the meaning specified in Section 4.1.

“Global Note” means a Note in registered global form without interest coupons.

“Government Obligations” means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by such custodian in respect of the Government Obligation or the specific payment of interest on or principal of Government Obligation evidenced by such depository receipt.

“Guarantee” means the guarantees given by the relevant Guarantors in respect of the Notes pursuant to this Second Supplemental Indenture.

“Guarantors” has the meaning set forth in the preamble hereto.

“Holder” or “Holders” means a Person or Persons in whose name a Note is registered on the Registrar’s books.

“IFA” has the meaning specified in this Section 1.1.

“Indebtedness” means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property as lessee which would be reflected on a balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person.

“Indenture” means, collectively, the Base Indenture and the Second Supplemental Indenture, as the same may be amended or supplemented with respect to the Notes from time to time pursuant to the terms of the Indenture, and including the provisions of the Trust Indenture Act that are automatically deemed to be a part of this Indenture by operation of the Trust Indenture Act.

“Initial Interest Rate” has the meaning specified in Section 2.8(a).

“Initial Notes” means the Notes issued on August 7, 2018 and any Notes issued in replacement thereof.

“Interest Determination Date” means, with respect to an Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Payment Date” has the meaning specified in Section 2.8(b).

“Interest Period” means each period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except that the Interest Period for the initial Interest Period will be the period from and including August 7, 2018, but excluding the Interest Payment Date occurring on November 16, 2018.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.  A “Capital Lease” is a lease to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Notes” means the Floating Rate Notes due 2021 of the Issuer.

“Permitted Debt” means Indebtedness of the Issuer or any Subsidiary owing to any Subsidiary or the Issuer; provided that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Issuer or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Issuer or a Subsidiary, as the case may be, and not Permitted Debt as defined herein.

“Record Date” means, with respect to each Interest Payment Date, the April 1 or October 1, as the case may be, immediately preceding such Interest Payment Date.

“Redemption Date”, with respect to the Notes or portion thereof to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture or the Notes.

“Reuters LIBOR01 Page” means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Second Supplemental Indenture” has the meaning set forth in the preamble hereto.

“three-month LIBOR” means for any Interest Period, the London interbank offered rate per annum determined by the Calculation Agent on the related Interest Determination Date, in accordance with the following provisions:

i.  three-month LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months which appears on (x) the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as of 11:00 a.m., London time, on the relevant Interest Determination Date, or (y) Bloomberg, L.P.’s page “BBAM” at such time on such Interest Determination Date. If no such rate appears on either Reuters LIBOR01 Page or BBAM or if Reuters LIBOR01 Page or BBAM are not available on such date, then three-month LIBOR, with respect to that Interest Determination Date, will be determined in accordance with the provisions described in clauses (ii) and (iii) below.

ii.  If, on any such Interest Determination Date, no rate appears or if any such page or service shall cease to be available, as specified in clause (i) above, unless clause (iii) below applies, the Issuer will request the principal London offices of four major reference banks in the London interbank market, as selected by the Issuer, to provide their respective offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, three-month LIBOR on that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then three-month LIBOR on that Interest Determination Date will be the arithmetic mean of the rates (expressed as a percentage per annum) quoted at approximately 11:00 a.m., in the City of New York, on that Interest Determination Date by three major reference banks in the City of New York, as selected by the Issuer, for loans made in U.S. dollars to leading European banks having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If fewer than three major reference banks in the City of New York so selected by the Issuer are quoting such rates as mentioned in the preceding sentence, three-month LIBOR with respect to such Interest Determination Date will be the same as three-month LIBOR in effect for the immediately preceding Interest Period (or, if there was no preceding Interest Period, the rate of interest will be the Initial Interest Rate).

iii.  Notwithstanding clause (ii) above, if the Issuer determines that three-month LIBOR has been permanently discontinued, or the reference to three-month LIBOR becomes illegal, or most other debt obligations similar to the Notes have converted away from three-month LIBOR to a new reference rate, the Calculation Agent will use, as directed by the Issuer, as a substitute for three-month LIBOR and for each future Interest Determination Date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, as directed by the Issuer, make such adjustments (“Adjustments”) to the Alternative Rate and the spread thereon to account for the basis between three-month LIBOR and the Alternative Rate, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If the Issuer determines that there is no clear market consensus as to whether any rate has replaced three-month LIBOR in customary market usage, (i) The Bank of New York Mellon shall have the right to resign as Calculation Agent in respect of the Notes and (ii) the Issuer will appoint, in its sole discretion, a new Calculation Agent, to replace The Bank of New York Mellon, solely in its role as Calculation Agent in respect of the Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Issuer, the Trustee and the Holders of the Notes; provided however that if the Issuer determines there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Issuer may appoint in its sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on the Issuer, the Calculation Agent, the Trustee and the Holders of the Notes. If, however, the Calculation

Agent determines that three-month LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, three-month LIBOR will be equal to such rate on the Interest Determination Date when three-month LIBOR was last available on the Reuters LIBOR01 Page, as determined by the Calculation Agent.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets, (ii) all other assets of the Issuer, and of its Subsidiaries determined at the applicable proportionate interest of the Issuer in each such Subsidiary, determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (iii) the cost of any property of the Issuer, or any Subsidiary thereof, in which the Issuer, or such Subsidiary, as the case may be, has a firm, non-contingent purchase obligation.

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to a Lien on a consolidated basis, (ii) all other assets of the Issuer, and of its Subsidiaries determined at the applicable proportionate interest of the Issuer in each such Subsidiary, which are not subject to a Lien determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (iii) the cost of any property of the Issuer, or any Subsidiary thereof, in which the Issuer, or such Subsidiary, as the case may be, has a firm, non-contingent purchase obligation and which is not subject to a Lien; provided, however, that, all investments in any Person that is not consolidated with the Issuer for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” means as of any date the cost (original cost plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Indebtedness of the Issuer or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Issuer or any of its Subsidiaries.

Section 1.2                                    Section References.

Section references contained in this Second Supplemental Indenture are to sections in this Second Supplemental Indenture unless otherwise indicated or the context otherwise requires.

ARTICLE II

THE NOTES

Section 2.1                                    Designation of Notes and Establishment of Form.  There shall be a series of Securities designated “Floating Rate Notes due 2021” of the Issuer (referred to herein as the “Notes”).  The form thereof shall be substantially as set forth in Annex A hereto, which is incorporated into and shall be deemed a part of this Second Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Issuer executing such Notes, as evidenced by their execution of the Notes.

Section 2.2                                    Ranking.  The Notes shall constitute senior, unsecured obligations of the Issuer and each Guarantee shall constitute a senior, unsecured obligation of each Guarantor, in each case ranking equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of the Issuer and Guarantors.  Article XV of the Base Indenture shall not apply to the Notes.

Section 2.3                                    Amount.  The Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount of $350,000,000 upon an Order for the authentication and delivery of Notes, without any further action by the Issuer, subject to Section 3.03 of the Base Indenture. Under a Board Resolution, Officer’s Certificate pursuant to Board Resolutions or a Supplemental Indenture, the Issuer may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the Initial Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

Section 2.4                                    Maturity Date.  The date on which the principal of the Notes is due and payable, unless earlier accelerated or repurchased pursuant to the Indenture, shall be August 16, 2021 (the “Maturity Date”).  On the Maturity Date, each Holder shall be entitled to receive on such date $1,000 in cash for each $1,000 principal amount per Note, together with accrued and unpaid interest to, but not including, the Maturity Date.

Section 2.5                                    Form, Denomination and Currency.  The Notes shall initially be issued in global form as Global Notes (substantially in the form of Annex A hereto). Each Global Note shall represent such aggregate principal amount of Outstanding Notes as shall be specified therein and the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges or purchases of such Notes.  Each Note shall be issuable in denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided, however, that Notes may from time to time be issuable in denominations of less than $1,000 if, and solely to the extent that, reliance on this proviso is necessary to accommodate book-entry positions that have been created in denominations of less than $1,000 by the Depositary. All obligations of the Issuer and the Guarantors in respect of principal, interest or any other amount owing upon the Notes shall be payable in U.S. Dollars.

Section 2.6                                    Designation of Depositary.  Initially, the Depositary for the Notes will be The Depository Trust Company.  The Notes, in the form of Global Notes, will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.  The transfer and exchange of beneficial interests in any such Global Note shall be effected through the Depositary in accordance with the Indenture and the rules and procedures of the Depositary to the extent applicable to such transfer or exchange.

Section 2.7                                    No Sinking Fund.  There shall be no sinking fund for the retirement of the Notes. Article V of the Base Indenture shall not apply to the Notes.

Section 2.8                                    Interest.  (a) The Notes will bear interest at a floating rate of interest payable in U.S. dollars, reset quarterly, from and including August 7, 2018 or from and including the most recent Interest Payment Date to which interest has been paid or provided for. The per annum interest rate on the Notes for the period from August 7, 2018 to but not including the first Interest Payment Date, which will be November 16, 2018, will be equal to three-month LIBOR on August 3, 2018 plus 98 basis points (the “Initial Interest Rate”). Following the initial Interest Period, the per annum interest rate on the Notes for each subsequent Interest Period shall be equal to three-month LIBOR as determined on the related Interest Determination Date, plus 98 basis points. The interest rate applicable to any day in the initial Interest Period will be the Initial Interest Rate, and the interest rate applicable to any day in any subsequent Interest Period will be either the Initial Interest Rate or the interest rate as reset on the Interest Determination Date immediately preceding the first day of such Interest Period.

(b) Interest on the Notes will accrue from August 7, 2018 and be paid quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, an “Interest Payment Date”), and on the Maturity Date to the Holder in whose name the Note is registered at the close of business on the February 1, May 1, August 1 or November 1 (whether or not a Business Day in the City of New York) immediately preceding the applicable Interest Payment Date. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of Notes outstanding on such day. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding such Daily Interest Amounts for each day in such Interest Period.

(c) If any Interest Payment Date, other than the Maturity Date or Redemption Date of the Notes, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. If any such Interest Payment Date is postponed or brought forward, the amount of interest for the relevant Interest Period will be adjusted accordingly. If any Maturity Date or Redemption Date with respect to the Notes falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date on which such payment is due, and no interest will accrue on such payment for the period from and after such Maturity Date or Redemption Date, as the case may be, to the date of such payment on the next succeeding Business Day.

(d) Unless otherwise specified, all percentages resulting from any calculation of the interest rate on the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

(e) Notwithstanding the foregoing, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Section 2.9                                    Exchange and Registration on Transfer. Notwithstanding anything in Section 3.06 of the Base Indenture to the contrary, (a) all Notes presented or surrendered for registration or transfer shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer, and the Notes shall be duly executed by the Holder thereof or his attorney duly authorized in writing and (b) neither the Issuer nor the Trustee nor any Registrar shall be required to exchange, issue or register the transfer of any Notes or portions thereof tendered for registration or transfer (and not withdrawn) pursuant to this Indenture.

Section 2.10                             Calculation Agent. The Bank of New York Mellon will initially act as the calculation agent (“Calculation Agent”) in respect of the Notes. The Calculation Agent will, upon the written request of any Holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent for the purposes of calculating interest on the Notes shall be conclusive and binding on the Holders of the Notes, the Trustee and the Issuer, absent manifest error.

ARTICLE III

DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

Section 3.1                                    Applicability of Article.  Article XII of the Base Indenture shall apply to the Notes.

Section 3.2                                    Defeasance and Covenant Defeasance.

With respect to the Notes only (and not any other series of Securities issued pursuant to the Base Indenture), Section 12.03 of the Base Indenture is replaced in its entirety with the following:

(1)                                 The Issuer may at its option by Board Resolution, at any time, with respect to the Notes, elect to have Section 3.2(2) or Section 3.2(3) be applied to such Outstanding Notes upon compliance with the conditions set forth below in this Section 3.2.

(2)                                 Upon the Issuer’s exercise of the option provided for in this Section 3.2(2) with respect to the Notes and the Guarantees, the Issuer and the Guarantors shall be deemed to have been discharged from their obligations with respect to such Outstanding Notes and Guarantees on the date the conditions set forth in clause (4) of this Section 3.2 are satisfied (hereinafter, “defeasance”).  For this purpose, such defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by such Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of clause (5) of this Section 3.2 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of such Outstanding Notes, solely from the fund described in clause (4) of this Section 3.2 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any) and interest, if any, on such Notes when such payments are due, and any rights of such Holder to exchange such Notes into other securities, (ii) the obligations of the Issuer and the Trustee with respect to such Notes under Sections 3.01, 3.06, 3.07, 6.01 and 6.03 of the Base Indenture, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and under the Base Indenture and (iv) this Section 3.2.  The Issuer may exercise its option under this Section 3.2(2) notwithstanding the prior exercise of its option under clause (3) of this Section 3.2 with respect to such Notes.

(3)                                 Upon the Issuer’s exercise of the option provided for in this Section 3.2(3) with respect to the Notes and the Guarantees, the Issuer and the Guarantors shall be released from their obligations under Sections 5.1 to 5.3, inclusive, and Section 6.05 to 6.08 of the Base Indenture, inclusive, with respect to such Outstanding Notes and Guarantees, on and after the date the conditions set forth in clause (4) of this Section 3.2 are satisfied (hereinafter, “covenant defeasance”), and such Notes shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with any such covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder.  For this purpose, such covenant defeasance means that, with respect to such Outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or such other covenant or by reason of reference in any such Section or such other covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 4.1(3) or otherwise, as the case may be, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

(4)                                 The following shall be the conditions to application of clause (2) or (3) of this Section 3.2 to any Outstanding Notes and Guarantees (as applicable) in respect thereof:

(a)                                 The Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 11.04 of the Base Indenture who shall agree to comply with the provisions of this Section 3.2 applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Notes, (1) an amount in Dollars, or (2) Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on such Notes, money in an amount, or (3) a combination of (1) and (2), in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, and in the case of (2) and (3), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of (and premium, if any) and interest, if any, on such Outstanding Notes on the Maturity Date of such principal or interest.

(b)                                 Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Issuer or the Guarantors are a party or by which any of them is bound.

(c)                                  No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Notes shall have occurred and be continuing on the date of such deposit (other than a default resulting from the borrowing of funds and the grant of the related liens to be applied to such deposit).

(d)                                 In the case of an election under clause (2) of this Section 3.2, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Issuer has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or (ii) there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of such Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(e)                                  In the case of an election under clause (3) of this Section 3.2, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of such Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(f)                                   The Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance or covenant defeasance under clause (2) or (3) of this Section 3.2 (as the case may be) and clause (4) of this Section 3.2 have been complied with.

(5)                                 Subject to the provisions of the last paragraph of Section 12.06 of the Base Indenture, all money and Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 3.2(5), the “Trustee”) pursuant to clause (4) of Section 3.2 in respect of any Outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge, imposed on or assessed against the Government Obligations deposited pursuant to this Section 3.2 or the principal or interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of such Outstanding Notes.

Anything in this Section 3.2 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon request any money or Government Obligations (or other property and any proceeds therefrom) held by it as provided in clause (4) of this Section 3.2 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect a defeasance or covenant defeasance, as applicable, in accordance with this Section 3.2.

ARTICLE IV

EVENTS OF DEFAULT

Section 4.1                                    Applicability of Article.

(1)                                 With respect to the Notes only (and not any other series of Securities issued pursuant to the Base Indenture), Section 7.01 of the Base Indenture is replaced in its entirety with the following:

“Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                 default in the payment of any interest on the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days; or

(b)                                 default in the payment of the principal of or any premium on the Notes when it becomes due and payable at its Maturity; or

(c)                                  [reserved]

(d)                                 default in the performance, or breach, of any covenant or warranty of the Issuer or a Guarantor in this Indenture or the Notes, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer or a Guarantor by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(e)                                  the entry by a court having competent jurisdiction of:

(1)                                 a decree or order for relief in respect of the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(2)                                 a decree or order adjudging the Issuer, a Guarantor or any Significant Subsidiary thereof to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(3)                                 a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor or of any substantial part of the property of the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor, as the case may be, or ordering the winding up or liquidation of the affairs of the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor; or

(f)                                   the commencement by the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor or any substantial part of the property of the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor or the making by the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor of an assignment for the benefit of creditors, or the taking of corporate action by the Issuer, a Guarantor or any Significant Subsidiary of the Issuer or a Guarantor in furtherance of any such action; or

(g)                                  the Issuer, a Guarantor or any Subsidiary of the Issuer in which the Issuer has invested at least $50,000,000 in capital or any entity in which the Issuer is the general partner shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any recourse Indebtedness that is outstanding in a principal or notional amount of at least $50,000,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of the Issuer and its consolidated Subsidiaries, taken as a whole, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder or holders thereof ( or a trustee or agent on behalf of such holders) to cause such Indebtedness to mature prior to its stated maturity;

provided, however, that no event described in clause (d) or (other than with respect to a payment default) (g) above shall constitute an Event of Default hereunder until a written notice of any such event is received by the Trustee at the Corporate Trust Office, and such notice refers to the facts underlying such event, the Notes generally, the Issuer, the applicable Guarantor and the Indenture.”

ARTICLE V

COVENANTS

Section 5.1                                    Limitations on Incurrence of Debt.

(a)                                 The Issuer will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Debt, if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Issuer, and of its Subsidiaries determined at the applicable proportionate interest of the Issuer in each such Subsidiary, determined in accordance with GAAP, is greater than 60% of the sum of (i) the Total Assets as of the end of the calendar quarter covered in the Issuer’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC prior to the incurrence of such additional Indebtedness or, if the Issuer is not then subject to the reporting requirements of the Exchange Act, as of its most recent calendar quarter and (ii) any increase in the Total Assets since the end of such quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (the Total Assets adjusted by such increase are referred to as the “Adjusted Total Assets”).

(b)                                 In addition to the limitation set forth in subsection (a) of this Section 5.1, the Issuer will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Debt, if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Issuer or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retained at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness under such credit facility during such period), (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period, and (iv) in the case of an acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation of Consolidated Income Available for Debt Service to the Annual Service Charge.

(c)                                  In addition to the limitations set forth in subsections (a) and (b) of this Section 5.1, the Issuer will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Lien of any kind upon any of the property of the Issuer or any of its Subsidiaries (the “Secured Debt”) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Issuer, and of its Subsidiaries determined at the applicable proportionate interest of the Issuer in each such Subsidiary, is greater than 40% of the Adjusted Total Assets.

Section 5.2                                    Maintenance of Total Unencumbered Assets.

The Issuer will maintain Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

Section 5.3                                    Provision of Financial Information.

For as long as the Notes are outstanding, each of SL Green, the Issuer and the Operating Partnership will file with the Trustee, within 15 days after such entity is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that such entity may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if such entity is not required to file information, documents or reports pursuant to either of such sections, such entity will file with the Trustee and the SEC, in accordance with any other rules and regulations that may be prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed on a national securities exchange as may be prescribed from time to time in such rules and regulations.

In addition to the foregoing, for as long as the Notes are outstanding, if at any time the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and providing reports pursuant to the previous paragraph, the Issuer will, at its option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying Item 303 of Regulation S-K disclosure (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if the Issuer were subject to Section 13(a) or 15(d) of the Exchange Act.  If SL Green OP elects to furnish such reports via a Confidential Datasite, access to the Confidential Datasite will be provided upon request to Holders, beneficial owners of and bona fide potential investors in the notes as well as securities analysts and market makers.

Any such report, information or document that SL Green, the Issuer or the Operating Partnership files with or furnish to the SEC through the SEC’s EDGAR database will be deemed filed with the Trustee for these purposes at the time of such filing or furnishing through the SEC’s EDGAR database.

Section 5.4                                    Merger, Consolidation and Sale of Assets

With respect to the Notes only (and not any other series of Securities issued pursuant to the Base Indenture), Section 6.04 of the Base Indenture is replaced in its entirety with the following:

(1)                                 SL Green or the Issuer may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity (whether or not affiliated with SL Green or the Issuer), or enter into successive consolidations or mergers, provided that the following conditions are met:

(a)                                 SL Green or the Issuer, as the case may be, shall be the continuing entity, or the successor entity (if other than SL Green or the Issuer, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume (i) in the case of the Issuer, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance and observance of all of the covenants and obligations contained in the Indenture or (ii) in the case of SL Green, all of the obligations of SL Green under the Guarantee of the Notes;

(b)                                 Immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c)                                  Either SL Green or the Issuer or the successor entity, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and legal opinion covering these conditions.

(2)                                 the Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity (whether or not affiliated with the Operating Partnership), or enter into successive consolidations or mergers, provided that the following conditions are met:

(a)                                 the other entity is SL Green or the Issuer or becomes a guarantor concurrently with the transaction;

(b)                                 (i) either (a) the Operating Partnership shall be the continuing entity or (b) the successor entity formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume all of the obligations of the Operating Partnership under the Guarantee of the Notes; and (ii) immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; or

(c)                                  the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Operating Partnership or the sale or disposition of all or substantially all of the assets of the Operating Partnership (in each case other than to SL Green, the Issuer or a subsidiary of SL Green) otherwise permitted by the Indenture.

Section 5.5                                    Waiver of Certain Covenants.

In addition to, and not to the exclusion of Section 6.10 of the Base Indenture, the Issuer or a Guarantor may omit in any particular instance to comply with any term, provision or condition set forth in Sections 5.1 to 5.3 hereof, inclusive, with respect to the Notes if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes, by act of such Holders, either shall waive such compliance in such instance or generally shall have waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer and the Guarantors and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

ARTICLE VI

REDEMPTION AND REPURCHASES

Section 6.1                                    Applicability of Article.

Article IV of the Base Indenture shall apply to the Notes. Redemption of Notes at the option of the Issuer as permitted or required by the terms of such Notes shall be made in accordance with the terms of such Notes and Article IV of the Base Indenture.

ARTICLE VII

SUPPLEMENTAL INDENTURES

Section 7.1                                    Without Consent of Holders.

This Section 7.1 replaces Section 14.01 of the Base Indenture with respect to the Notes only (and not any other series of Securities issued pursuant to the Base Indenture):

When authorized by or pursuant to a Board Resolution, the Issuer, the Guarantors and the Trustee (without the consent of the Holders of the Notes), at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any one or more of or all the following purposes:

(a)                                 to evidence the succession of another Person to the Issuer or a Guarantor, and the assumption by any successor of the covenants of the Issuer or such Guarantor, as the case may be, contained herein and in the Notes;

(b)                                 to add to the covenants and agreements of the Issuer, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the Holders of the Notes, or to surrender any right or power herein conferred upon the Issuer;

(c)                                  to add to or change any of the provisions of this Indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the Notes; provided that any such action shall not adversely affect the interests of the Holders of the Notes any material respect;

(d)                                 to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of Section 11.06(c) of the Base Indenture;

(e)                                  to secure the Notes;

(f)                                   to cure any inconsistency or ambiguity or to correct or supplement any provision contained in the Indenture or in any indenture supplemental hereto which may be mistaken, defective or inconsistent with any other provision contained herein or in any supplemental indenture;

(g)                                  to add to or change or eliminate any provision of this Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(h)                                 to make any change in the Notes that does not adversely affect in any material respect the rights of the Holders of the Notes;

(i)                                     to provide for uncertificated securities in addition to certificated securities;

(j)                                    to permit or facilitate the issuance of the Notes in uncertificated form, provided that this action shall not adversely affect the interests of Holders of the Notes in any material respect;

(k)                                 to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes; provided that any such action shall not adversely affect the interests of the Holders of the Notes in any material respect; or

(l)                                     to effect the assumption by a subsidiary or a co-obligor pursuant to the Indenture.

Subject to the provisions of Section 14.03 of the Base Indenture, the Trustee is authorized to join with the Issuer in the execution of any such supplemental indenture, to make the further agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property or assets thereunder.

Any supplemental indenture authorized by the provisions of this Section 7.1 may be executed by the Issuer and the Trustee without the consent of the Holders of any of the Notes at the time Outstanding.

ARTICLE VIII

GUARANTEES

Section 8.1                                    Guarantee.

The Guarantors shall guarantee the Notes on the terms and subject to the conditions set forth in this Article VIII. Each Guarantee is joint and several with all other Guarantees of the series and is an unconditional guarantee for the benefit of each Holder of the Notes that have been authenticated and delivered by the Trustee, and for the benefit of the Trustee on behalf of each such Holder, of the due and punctual payment of the principal of, premium, if any, and interest on such Notes when and as the same shall become due and payable, whether at its Maturity Date or following acceleration, call for redemption, purchase or otherwise, in each case in accordance with the terms and conditions of such Notes and this Indenture. In case of the failure of the Company punctually to make any such payment on any such security, each Guarantor of such security jointly and severally agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the Maturity Date or by acceleration, call for redemption, purchase or otherwise, and as if such payment were made by the Company. Each Guarantee shall be a guaranty of payment, not of collection. Except as expressly provided in this Second Supplemental Indenture, the applicable Guarantor further agrees that the obligations guaranteed pursuant to the applicable Guarantee may be amended, supplemented, modified, restated, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee notwithstanding any such amendment, supplement, modification, extension or renewal of any such obligation.

Section 8.2                                    Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or foreign law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article VIII, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance under federal, state or similar foreign law.

Section 8.3                                    Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 8.1, each Guarantor hereby agrees that this Indenture (or a supplemental indenture to this Indenture) shall be executed on behalf of such Guarantor by an officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 8.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 8.4                                    Release of Guarantors.

(a)                                 The Operating Partnership’s Guarantee shall be released:

(1)                                 in connection with any sale or other disposition of all or substantially all of the Operating Partnership’s assets (including by way of merger or consolidation) to an entity that is not (either before or after giving effort to such transaction) SL Green, the Issuer or one of their subsidiaries, if the sale or other disposition does not violate Section 6.04 of the Base Indenture as modified by this Second Supplemental Indenture;

(2)                                 in connection with any sale or other disposition of all the capital stock of the Operating Partnership to a Person that is not (either before or after giving effect to such transition) SL Green, the Issuer or one of their subsidiaries, if the sale of other disposition does not violate Section 6.04 of the Base Indenture as modified by this Second Supplemental Indenture;

(3)                                 upon defeasance under Section 3.2 of this Second Supplemental Indenture or satisfaction and discharge under Section 12.02 of the Base Indenture; or

(4)                                 upon the contemporaneous release of the Operating Partnership’s obligations under SL Green’s, the Issuer’s and the Operating Partnership’s revolving credit facility and all other indebtedness for borrowed money of the Operating Partnership, SL Green or the Issuer.

(b)                                 SL Green’s Guarantee will be released upon defeasance under Section 3.2 of this Second Supplemental Indenture or satisfaction and discharge under Section 12.02 of the Base Indenture.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

SL GREEN OPERATING PARTNERSHIP, L.P., as Issuer

	By:	SL Green Realty Corp.,
its general partner

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President,
Chief Legal Officer,
General Counsel and Secretary

Guarantors:

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President,
Chief Legal Officer,
General Counsel and Secretary

RECKSON OPERATING PARTNERSHIP, L.P.

	By:	Wyoming Acquisition GP LLC,
its general partner

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Authorized Officer

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

Annex A

[FORM OF FACE OF NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY SL GREEN OPERATING PARTNERSHIP, L.P. (THE “ISSUER”), THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

SL Green Realty Corp.

Floating Rate Notes due 2021

CUSIP No.:  78444F AG1
ISIN:  US78444FAG19
No.:

SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of           Dollars ($        ), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on August 16, 2021 (the “Maturity Date”), and to pay interest thereon from and including August 7, 2018 or from and including the most recent Interest Payment Date (as defined herein) to which interest has been paid or provided for, quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, an “Interest Payment Date”), and on the Maturity Date, commencing November 16, 2018, at a per annum rate for each Interest Period (as defined herein) equal to three-month LIBOR (calculated as described herein) as determined on the related Interest Determination Date (as defined herein) plus 0.98% (98 basis points), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be February 1, May 1, August 1 or November 1 (whether or not a Business Day in the City of New York), as the case may be, immediately preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Notes not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture.  Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the Corporate Trust Office in U.S. Dollars or as otherwise set forth in Section 3.08 of the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer have caused this instrument to be duly executed under their corporate seal.

Dated:

SL GREEN OPERATING PARTNERSHIP, L.P., as Issuer

By:	SL Green Realty Corp.,
its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

Floating Rate Notes due 2021

Indenture.  This Note is one of a duly authorized issue of securities of the Issuer, issued and to be issued in one or more series under an Indenture, dated as of October 5, 2017, as supplemented by a Second Supplemental Indenture, dated as of August 7, 2018 (as so supplemented, herein called the “Indenture”), between the Issuer, SL Green Realty Corp. and Reckson Operating Partnership, L.P., as Guarantors, and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto relating to the Notes reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $350,000,000. Under a Board Resolution, Officer’s Certificate pursuant to Board Resolutions or a supplemental indenture, the Issuer may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the Initial Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

Interest. Interest on the Notes will accrue from August 7, 2018 and be paid quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, an “Interest Payment Date”), and on the Maturity Date, commencing on November 16, 2018, to the Holder in whose name the Note is registered at the close of business on February 1, May 1, August 1 or November 1 (whether or not a Business Day in the City of New York) immediately preceding the applicable Interest Payment Date. The per annum interest rate on the Notes for the period from August 7, 2018 to but not including the first Interest Payment Date, which will be November 16, 2018, will be equal to three-month LIBOR on August 3, 2018 plus 0.98% (98 basis points) (the “Initial Interest Rate”). Following the initial Interest Period, the per annum interest rate on the Notes for each subsequent Interest Period shall be equal to three-month LIBOR as determined on the related Interest Determination Date, plus 0.98% (98 basis points). The interest rate applicable to any day in the initial Interest Period will be the Initial Interest Rate, and the interest rate applicable to any day in any subsequent Interest Period will be the interest rate as reset on the Interest Determination Date immediately preceding the first day of such Interest Period.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of Notes outstanding on such day. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding such Daily Interest Amounts for each day in such Interest Period.

If any Interest Payment Date, other than the Maturity Date or Redemption Date of the Notes, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. If any such Interest Payment Date is postponed or brought forward, the amount of interest for the relevant Interest Period will be adjusted accordingly. If any Maturity Date or Redemption Date with respect to the Notes falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date on which such payment is due, and no interest will accrue on such payment for the period from and after such Maturity Date or Redemption Date, as the case may be, to the date of such payment on the next succeeding Business Day.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or obligated by law or regulation to close.

“Interest Determination Date” means, with respect to an Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Period” means each period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except that the Interest Period for the initial Interest Period will be the period from and including August 7, 2018, but excluding the Interest Payment Date occurring on November 16, 2018.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“three-Month LIBOR” means for any Interest Period, the London interbank offered rate per annum determined by the Calculation Agent on the related Interest Determination Date, in accordance with the following provisions:

i.  three-month LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months which appears on (x) the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as of 11:00 a.m., London time, on the relevant Interest Determination Date, or (y) Bloomberg, L.P.’s page “BBAM” at such time on such Interest Determination Date. If no such rate appears on either Reuters LIBOR01 Page or BBAM or if Reuters LIBOR01 Page or BBAM are not available on such date, then three-month LIBOR, with respect to that Interest Determination Date, will be determined in accordance with the provisions described in clauses (ii) and (iii) below.

ii.  If, on any such Interest Determination Date, no rate appears or if any such page or service shall cease to be available, as specified in clause (i) above, unless clause (iii) below applies, the Issuer will request the principal London offices of four major reference banks in the London interbank market, as selected by the Issuer, to provide their respective offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, three-month LIBOR on that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then three-month LIBOR on that Interest Determination Date will be the arithmetic mean of the rates (expressed as a percentage per annum) quoted at approximately 11:00 a.m., in the City of New York, on that Interest Determination Date by three major reference banks in the City of New York, as selected by the Issuer, for loans made in U.S. dollars to leading European banks having a maturity of three months commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If fewer than three major reference banks in the City of New York so selected by the Issuer are quoting such rates as mentioned in the preceding sentence, three-month LIBOR with respect to such Interest Determination Date will be the same as three-month LIBOR in effect for the immediately preceding Interest Period (or, if there was no preceding Interest Period, the rate of interest will be the Initial Interest Rate).

iii.  Notwithstanding clause (ii) above, if the Issuer determines that three-month LIBOR has been permanently discontinued, or the reference to three-month LIBOR becomes illegal, or most other debt obligations similar to the Notes have converted away from three-month LIBOR to a new reference rate, the Calculation Agent will use, as directed by the Issuer, as a substitute for three-month LIBOR and for each future Interest Determination Date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, as directed by the Issuer, make such adjustments (“Adjustments”) to the Alternative Rate and the spread thereon to account for the basis between three-month LIBOR and the Alternative Rate, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If the Issuer determines that there is no clear market consensus as to whether any rate has replaced three-month LIBOR in customary market usage, (i) The Bank of New York Mellon shall have the right to resign as Calculation Agent in respect of the Notes and (ii) the Issuer will appoint, in its sole discretion, a new Calculation Agent, to replace The Bank of New York Mellon, solely in its role as Calculation Agent in respect of the Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Issuer, the Trustee and the Holders of the Notes; provided however that if the Issuer determines there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Issuer may appoint in its sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on the Issuer, the Calculation Agent, the Trustee and the Holders of the Notes. If, however, the Calculation Agent determines that three-month LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, three-month LIBOR will be equal to such rate on the Interest Determination Date when three-month LIBOR was last available on the Reuters LIBOR01 Page, as determined by the Calculation Agent.

“BBAM” refers to the display appearing on Bloomberg L.P. (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

“Reuters LIBOR01 Page” means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

Unless otherwise specified, all percentages resulting from any calculation of the interest rate on the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Notwithstanding the foregoing, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Optional Redemption.  Beginning on August 8, 2019 and at any time thereafter, the Notes are subject to redemption at the Issuer’s option, at any time, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes, plus unpaid accrued interest thereon to the

Redemption Date. The Issuer will, however, pay any interest installment due on an Interest Payment Date which occurs on or prior to a Redemption Date to Holders as of the close of business on the record date immediately preceding such Interest Payment Date. If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the redemption price.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee) to each registered Holder of the Notes to be redeemed. Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Except as set forth above, the Notes will not be redeemable by the Issuer prior to maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies.  If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Denominations, Transfer and Exchange.  The Notes are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Issuer and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners.  Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous.  The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of said State.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee